Exhibit 99.2
Repurchase Plan
     Repurchase Plan, dated April 8, 2010 (this “Repurchase Plan”), among Navios Maritime Holdings Inc., a Marshall Islands corporation (“Navios Maritime”), Amadeus Maritime S.A., a Panama corporation (“Amadeus” and, together with Navios Maritime, the “Purchasers”), Navios Maritime Acquisition Corporation, a Marshall Islands corporation (the “Issuer”), and J. P. Morgan Securities Inc. (“JPMSI”).
     WHEREAS, the Issuer has filed a preliminary proxy statement (the “Proxy Statement”) with the United States Securities and Exchange Commission (the “Commission”) relating to a special meeting of the Issuer’s stockholders (the “Stockholders Meeting”) the purpose of which is to approve, among other items, the acquisition of certain vessels (the “Acquisition”);
     WHEREAS, in connection with the Acquisition, the Purchasers desire to establish this Repurchase Plan to repurchase shares of the Issuer’s common stock, par value $0.0001 per share (the “Stock”); and
     WHEREAS, the Purchasers desires to engage JPMSI to effect repurchases of shares of Stock in accordance with this Repurchase Plan;
     NOW, THEREFORE, the Purchasers, the Issuer and JPMSI hereby agree as follows:
     1. (a) Subject to the Purchasers’ continued compliance with Section 2 hereof, JPMSI shall effect a purchase or purchases (each, a “Purchase”) of up to $60,000,000 of shares of the Stock (the “Total Plan Shares”) pursuant to instructions from time to time delivered by either of the Purchasers to JPMSI.

          (b) Purchases may be made in the open market or through privately negotiated transactions. Notwithstanding the foregoing, if the Purchasers intend to make open market purchases through any other broker other than JPMSI as provided in clause (c) of this Section 1, JPMSI will agree to suspend any open market Purchases pursuant to this Repurchase Plan until any purchases by such other broker have been completed.
          (c) The Purchasers acknowledge and agree that JPMSI will handle the Purchases on a “best efforts” basis. The Purchasers further acknowledge that they will use JPMSI as their exclusive broker in connection with the open market Purchases on any day, unless the Purchasers provide written notice to JPMSI at least one business days in advance. The Purchasers will notify JPMSI of the amount, price, manner and timing of any other purchases not executed by JPMSI pursuant to this Repurchase Plan promptly after execution; provided that such purchases, together with any Purchases made pursuant to this Repurchase Plan, shall not exceed the Total Plan Shares.
     2. The Purchasers shall pay to JPMSI such compensation for JPMSI’s services hereunder as the Purchasers may determine in their sole discretion. In accordance with JPMSI’s customary procedures, JPMSI will deposit shares of Stock purchased hereunder into an account established by JPMSI for the Purchasers against payment to JPMSI of the purchase price therefor. The Purchasers will be notified of all transactions pursuant to customary trade confirmations.
     3. (a) This Repurchase Plan shall become effective immediately and shall terminate upon the first to occur of the following (such period, the “Repurchase Period”):
               (1) the date on which the Stockholders Meeting occurs;
               (2) the purchase of the number of Total Plan Shares pursuant to this Repurchase Plan (including any shares of Stock purchased as contemplated by Section 1(c) above);
               (3) the end of the second business day following the date of receipt by JPMSI of notice of early termination, delivered by telecopy, transmitted to (917) 464-6789, Attention: Nurten Goksu Yolac, and confirmed by e-mail to Nurten Goksu Yolac at goksu.yolac@jpmorgan.com;

               (4) the commencement of any voluntary or involuntary case or other proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or similar law or seeking the appointment of a trustee, receiver or other similar official, or the taking of any corporate action by the Issuer to authorize or commence any of the foregoing;
               (5) the failure of the Purchasers to comply with Section 2 hereof;
               (6) the consummation of a Business Combination (as defined below); or
               (7) the Liquidation Date (as defined below).
          (b) Section 15 of this Repurchase Plan shall survive any termination hereof. In addition, the Purchasers’ obligation under Section 2 hereof in respect of any shares of Stock purchased prior to any termination hereof shall survive any termination hereof.
     4. The Purchasers understand that JPMSI may not be able to effect a Purchase due to a market disruption or a legal, regulatory or contractual restriction or internal policy applicable to JPMSI or otherwise. If any Purchase cannot be executed as required by Section 1 due to a market disruption, a legal, regulatory or contractual restriction or internal policy applicable to JPMSI or any other event, such Purchase shall be cancelled and shall not be effected pursuant to this Repurchase Plan.
     5. (i) Each of the Purchasers represent and warrant, on a joint and several basis, on the date hereof and on the date of any Purchase pursuant to this Repurchase Plan, that: (a) it is not aware of material, nonpublic information with respect to the Issuer or any securities of the Issuer (including the Stock), (b) it is entering into this Repurchase Plan in good faith and not as part of a plan or scheme to evade the prohibitions of applicable securities laws, (c) its execution of this Repurchase Plan and the Purchases contemplated hereby do not and will not violate or conflict with such Purchaser’s certificate of incorporation or by-laws or, if applicable, any similar constituent document, or any law, rule regulation or agreement binding on or applicable to such Purchaser or any of its subsidiaries or any of its property or assets.
          (ii) The Issuer represents and warrants, on the date hereof and on the date of any Purchase pursuant to this Repurchase Plan, that: (a) it is not aware of material, nonpublic information with respect to the Issuer or any securities of the Issuer (including the Stock), (b) it is entering into this Repurchase Plan in good faith and not as part of a plan or scheme to evade the prohibitions of applicable securities laws, (c) its execution of this Repurchase Plan and the Purchases contemplated hereby do not and will not violate or conflict with the Issuer’s certificate of incorporation or by-laws or, if applicable, any similar constituent document, or any law, rule regulation or agreement binding on or applicable to the Issuer or any of its subsidiaries or any of its of their property or assets, (d) its execution of this Repurchase Plan and the Purchases contemplated hereby do not and will not violate the tender offer rules set forth under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (the “Exchange Act”) and (e) the Proxy Statement (i) complies and, as amended or supplemented, if applicable, will comply in all material respects with the Securities Exchange Act to the extent applicable and (ii) does not, and at the time of each Purchase pursuant to this Repurchase Plan, will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     6. The Purchasers and the Issuer agree that they shall notify JPMSI immediately in the event that any of the statements set forth in Section 5 above become inaccurate prior to the termination of this Repurchase Plan. Upon such notice, this Repurchase Plan shall be suspended, or at JPMSI’s option, terminated, upon receipt of such notice.
     7. This agreement constitutes the entire agreement between the Purchasers, the Issuer and JPMSI with respect to the subject matter hereof and supersedes (a) all prior oral or written proposals or agreements, (b) all contemporaneous oral proposals or agreements and (c) all previous negotiations and all other communications or understandings between the Purchasers, the Issuer, JPMSI and any other third party, in each case with respect to the subject matter hereof.
     8. Except as specifically contemplated hereby, each Purchaser and the Issuer shall be solely responsible for compliance with all statutes, rules and regulations applicable to such Purchaser and the Issuer, respectively, and the transactions contemplated hereby, including, without limitation, reporting and filing requirements.
     9. This Repurchase Plan shall be governed by and construed in accordance with the laws of the State of New York and may be modified or amended only by a writing signed by the parties hereto.
     10. To the extent required, the Purchasers and the Issuer represent and warrant, on a joint and several basis, that their respective boards of directors has authorized the transactions contemplated hereby and that the transactions contemplated hereby are consistent with the Purchasers’ and the Issuer’s publicly disclosed repurchase plan with respect to the Stock.
     11. The number of Total Plan Shares, other share amounts and prices, if applicable, set forth in section 1(a) shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any change in capitalization with respect to the Issuer that occurs during the term of this Repurchase Plan.
     12. The Purchasers agree that in connection with any vote of the stockholders of the Company on (i) a proposed amendment to the Issuer’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) to extend the time period within which the Issuer must consummate a Business Combination (as defined in the Articles of Incorporation) to up to 36 months or (ii) a proposed Business Combination, it will vote any shares of Stock acquired pursuant to this Repurchase Plan in favor of such extension or Business Combination and will not exercise conversion rights (as described in the Articles of Incorporation) in respect of any such shares of Stock. The Purchasers further agree that in connection with a stockholder vote to approve a proposed Business Combination, they will vote any such shares of Stock in favor of an amendment to the Article of Incorporation providing for the Issuer’s perpetual existence following the consummation of the Business Combination.
     13. In the event that the Issuer fails to consummate a Business Combination within 24 months (or up to 36 months if the Issuer’s stockholders approve an extension pursuant to the terms of the article of Incorporation) after the date of the final prospectus included in the Registration statement on Form F-1 relating to the Issuer’s initial public offering (the “Registration Statement”), the Purchasers will take all reasonable actions within their power to (i) cause the Trust Account (as defined in the Articles of Incorporation) to be liquidated and the proceeds distributed to the holders of shares sold in the initial public offering as soon as reasonably practicable and (ii) cause the Issuer to liquidate as soon as reasonably practicable (the earliest date on which the conditions in clauses (i) and (ii) are both satisfied being the “Liquidation Date”), in each case in accordance with the terms of the Articles of Incorporation and all applicable laws.
     14. The Purchasers will not assign, alienate, pledge, attach, sell or otherwise transfer or encumber (each, a “transfer”), directly or indirectly, any shares of Stock acquired pursuant to this Repurchase Plan until 180 days following the date of the consummation of a Business Combination, except to a Permitted Transferee (as defined below). Any transfers of such shares to a Permitted Transferee will be made in accordance with applicable securities laws. Any transfer of such shares pursuant to this Section 13 after the date hereof will be subject to the condition that the Permitted Transferee has agreed in writing to be bound by the terms of Section 12 hereof. “Permitted Transferee” means any legal entity controlling, controlled by or under common control with, Navios Maritime or Angeliki Frangou.
     15. The Purchasers and the Issuer, jointly and severally, agree to indemnify and hold harmless JPMSI and its affiliates and their respective officers, directors employees and representatives against any and all losses, claims, damages or liabilities, including, without limitation, legal fees or other expenses, arising out of any action or proceeding relating to the Proxy Statement, the Acquisition, this Repurchase Plan or any Purchase, except to the extent that any such loss, claim, damage or liability is determined in a non-appealable determination of a court of competent jurisdiction to be solely the result of the indemnified person’s willful misconduct.
     16. The Purchasers and the Issuer together may amend or modify this Repurchase Plan only upon the prior written consent of JPMSI. Any such amendment or modification shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of any applicable securities laws.
     17. Except as otherwise provided herein, all notices to JMPSI under this Repurchase Plan shall be given to JPMSI by facsimile at (917) 464-6789 or by overnight courier at J.P. Morgan Securities Inc., 383 Madison Avenue, New York, NY 10179, Attn: Nurten Goksu Yolac.
     18. No party may assign its rights and obligations under this Repurchase Plan to any other party; provided, however, that JPMSI may assign its rights and obligations under this Repurchase Plan to any subsidiary of J.P. Morgan Chase & Co.
     19. This Repurchase Plan may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the undersigned have signed this Repurchase Plan as of the date first written above.

J. P. Morgan Securities Inc.
By:	/s/ Nurten Goksu Yolac
	Name:	Nurten Goksu Yolac
	Title:	Executive Director

Navios Maritime Holdings Inc.
By:	/s/ Angeliki Frangou
	Name:	Angeliki Frangou
	Title:	Chief Executive Officer

Amadeus Maritime S.A.
By:	/s/ Angeliki Frangou
	Name:	Angeliki Frangou
	Title:	Attorney-in-Fact

Navios Maritime Acquisition Corporation
By:	/s/ Angeliki Frangou
	Name:	Angeliki Frangou
	Title:	Chief Executive Officer